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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                     FORM 15

                    Certification and Notice of Termination
                    of Registration under Section 12 (g) of
                    the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                    Exchange Act of 1934.


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                         COMMISSION FILE NUMBER 1-12968


                             LXR Biotechnology, Inc.
             (Exact name of registrant as specified in its charter)

                        3095 Richmond Parkway, Suite 213
                           Richmond, California 94806
                                 (510) 758-4396
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)


                                      NONE
                         (Titles of all other classes of
                         securities for which a duty to
                          file reports under section 13
                             (a) or 15 (d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    { X }             Rule 12h-3(b)(1)(ii)     {   }
   Rule 12g-4(a)(1)(ii)   {   }             Rule 12h-3(b)(2)(I)      {   }
   Rule 12g-4(a)(2)(i)    {   }             Rule 12h-3(b)(2)(ii)     {   }
   Rule 12g-4(a)(2)(ii)   {   }             Rule 15d-6               {   }
   Rule 12h-3(b)(1)(i)    { X }

Approximate number of holders of record as of the certification or notice date:
276

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     Pursuant to the requirements of the Securities Exchange Act of 1934, LXR
Biotechnology, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 28, 1999

                                        LXR Biotechnology, Inc.



                                        By: /s/ Paul J. Hastings
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                                        Title: Director
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